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                                UTI ENERGY CORP.

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION


         UTI Energy Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation at a meeting held July 23, 1997 unanimously adopted a resolution proposing and adopting the following amendment to the Certificate of Incorporation of the Corporation:

                  (a) That the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:

                           "4.  The total number of shares of Common Stock
                  which the Corporation shall have authority to issue is Fifty Million (50,000,000), par value $0.001 per share."

                  (b) That the third paragraph of Article 4 of the Company's Restated Certificate of Incorporation, as amended, be amended and restated in its entirety as follows:

                           "The total number of shares of Preferred Stock which
                  the Corporation shall have authority to issue is Five Million (5,000,000), $.01 par value. The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions shall be determined from time to time by the Board of Directors."

         SECOND: That at the 1997 Annual Meeting of Stockholders, the holders of a majority of all of the outstanding stock entitled to vote on such amendment and a majority of each class of the outstanding stock entitled to vote on such amendment as a class have given their approval to such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.




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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Financial Officer and Corporate Secretary this 28th day of August, 1997.


                                             UTI ENERGY CORP.



                                             By:  /s/ P. Blake Dupuis
                                                -----------------------------
                                                  P. Blake Dupuis
                                                  Chief Financial Officer
                                                  and Corporate Secretary




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